Jason McLaughlin, B.Sc. (Geology)

51-2565 Whiteley Court

North Vancouver B.C., V7J 2R5

May 16, 2014

Mr. Jose Othoniel Gonzalez Montes

ORC Exploration LLC

c/o Oaxaca Resources Corp.

50 West Liberty Street Suite 880

Reno, Nevada, 89501

Dear Mr. Montes

Re: Geological Consultant Engagement Letter

The purpose of this letter is to outline the terms of my engagement as a Geological Consultant to ORC Exploration LLC (‘the Corporation”).  Upon your acceptance of this Engagement Letter, I shall act as a consultant to the Corporation on geological matters, and assist the Corporation in locating and acquiring mineral exploration properties located in western Canada.  I shall also provide you with a technical report on a suitable property which shall include a recommended exploration work program, and I shall conduct the work program described below, as may be requested by the Corporation.

The cost of my investigations to locate a suitable property on your behalf will be $500 US which shall become payable upon your acceptance of this Engagement Letter.  The cost of preparing a technical report shall be approximately $1,500 US which shall be come payable upon the completion of my technical report.

Kindly advise me should you require additional information.

Yours truly

/s/ Jason McLaughlin

Jason McLaughlin

AGREED TO AND ACCEPTED, at Reno in the State of Nevada, this 16 day of May, 2014.

ORC Exploration LLC

per: /s/ Jose Othnoiel Gonzalez Montes

        Jose Othoniel Gonzalez Montes